   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / rporter@gastar.com

Investor Relations Counsel:

Lisa Elliott / lelliott@DennardLascar.com

Dennard-Lascar Investor Relations: 713-529-6600

Gastar Exploration Announces Senior Management Change

HOUSTON, February 27, 2017 – Gastar Exploration Inc. (NYSE American: GST) (“Gastar” or the “Company”) today announced that J. Russell Porter, President and CEO, will be leaving the Company.  The Board of Directors has appointed Jerry Schuyler, Gastar’s Chairman of the Board of Directors, as interim CEO, effective immediately.  Gastar has initiated a search to fill the permanent position of President and CEO.  Mr. Porter will remain with Gastar during a transitional period in which he will assist Mr. Schuyler as well as remain available to the Company on a consulting basis.

Mr. Schuyler commented, “Russ has been an exemplary leader of Gastar for almost 14 years and was instrumental in successfully building Gastar’s assets in numerous basins as well as assembling a very capable management team and staff.  He navigated Gastar through several financial and industry downturns that a significant number of other companies did not survive.  The entire Board of Directors thanks him for his service and wishes him well in his future endeavors.

“With the re-financing of Gastar’s capital structure last year, the pending sale of the WEHLU asset to enhance liquidity and the much improved operations results recently realized, the Board has a high degree of confidence in Gastar’s future and its ability to continue unlocking the value of its very attractive STACK Play assets.”

In addition to his role as Chairman of Gastar’s Board, Mr. Schuyler currently serves as an independent director for Penn Virginia Corporation, an exploration and production company with operations focused in the Eagle Ford Play, a position held since November 2016.  Mr. Schuyler also previously served as an independent director for various exploration and production companies including privately-funded Yates Petroleum Corporation and Gulf Coast Energy Resources Company and publicly traded Rosetta Resources Inc.  Mr. Schuyler formerly served as a director for Laredo Petroleum, Inc. and had joined Laredo in June 2007 as Executive Vice President and Chief Operating Officer, before being promoted to President and Chief Operating

Officer in July 2008 and retiring in July 2013.   Mr. Schuyler has a Bachelor of Science degree in Petroleum Engineering from Montana College of Mineral Science and Technology.

About Gastar Exploration

Gastar Exploration Inc. is a pure-play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids in the United States. Gastar’s principal business activities include the identification, acquisition and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in the normally pressured oil window of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

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